POST OFFICE BOX 787
                               LEBANON, TENNESSEE
                                       37088-0787
                               PHONE 615.443.9869

--------------------------------------------------------------------------------
CBRL GROUP, INC.
--------------------------------------------------------------------------------

[CBRL Group, Inc. Logo]



                                               Contact:  Lawrence E. White
                                                         Senior Vice President/
                                                           Finance and
                                                         Chief Financial Officer


          CBRL GROUP, INC. ANNOUNCES FISCAL 2005 FIRST-QUARTER RESULTS

         Provides Guidance for Fiscal 2005 Second Quarter and Full Year

LEBANON,  Tenn. (November 18, 2004) -- CBRL Group, Inc. (the "Company") (NASDAQ:
CBRL) today announced results for its first quarter of fiscal 2005 ended October 29, 2004, reporting diluted net income per share of $0.61, an 8.9% increase from $0.56 in the first quarter of fiscal 2004.

         Highlights of the fiscal 2005 first-quarter results include:

         o Diluted net income per share for the first quarter was up 8.9% and net income was up 7.5% from the year-ago quarter on a 6.3% increase in total revenue.
         o Comparable store restaurant sales for the first fiscal quarter were up 2.3% for the Company's Cracker Barrel Old County Store(R) ("Cracker Barrel") operations, and comparable store retail sales at Cracker Barrel were down 5.4%.
         o Comparable restaurant sales for the first fiscal quarter were up 3.9% in the Company's Logan's Roadhouse(R) ("Logan's") restaurants.
         o Effects of hurricanes that resulted in approximately $2 million lower total sales and approximately $0.6 million of additional expenses in the first quarter.
         o Net cash provided by operating activities of $37.8 million up sharply from $5.3 million of net cash provided by operating activities in the first quarter of fiscal 2004.
         o Repurchase of 1.1 million shares of the Company's outstanding common stock, and declaration of its first increase in the new quarterly dividend policy adopted a year ago.



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
CBRL Announces First-Quarter Results
Page 2
November 18, 2004


First-Quarter Fiscal 2005 Results

     Total revenue for the first fiscal quarter ended October 29, 2004 of $612.7 million increased 6.3% from the first fiscal quarter of 2004. Comparable store restaurant sales for the first quarter for the Cracker Barrel concept increased 2.3%, including a 3.2% higher average check and 0.9% lower guest traffic. Cracker Barrel implemented approximately a 1.7% menu price increase during October, bringing the average menu price increase for the full quarter to approximately 2.1%. Comparable store retail sales at Cracker Barrel decreased 5.4% for the quarter. Logan's comparable restaurant sales for the quarter were up 3.9% as average check increased 5.0%, and guest traffic decreased 1.1%. Logan's implemented approximately a 0.9% menu price increase at the beginning of October, bringing the average menu price increase to approximately 3.2% for the full quarter. As previously reported, sales at both Cracker Barrel and Logan's were unfavorably affected by hurricanes during the quarter. The Company estimated that comparable store restaurant sales were reduced by less than 0.5% at Cracker Barrel and Logan's for the quarter as a result of net lost sales from the hurricanes. The Company also estimated that net lost sales from the hurricanes reduced comparable store retail sales at Cracker Barrel by approximately 0.5-1.0%. The combined net lost sales for the quarter, including stores not yet in the comparable store base, for Cracker Barrel and Logan's was an estimated $2 million. During the quarter, the Company opened five new Cracker Barrel units and seven new company-operated Logan's locations.

         The Company reported net income for the first quarter of fiscal 2005 of $30.3 million, or $0.61 per diluted share, up from net income of $28.2 million and diluted net income per share of $0.56 for the first quarter of fiscal 2004. In addition to the lost income on the sales effect noted above, the Company estimated that pre-tax income for the first quarter was also reduced by approximately $0.6 million in hurricane-related property damage and higher direct costs associated with restoring operations at affected stores, net of estimated insurance recoveries.

     Operating income for the first quarter increased 5.8% from the prior year and was 7.9% of total revenue compared to 8.0% in the first quarter of fiscal 2004. Compared with the first quarter of last year, operating income margin reflected higher cost of goods sold, including the effects of a mid-single-digit percentage increase in commodity costs, and higher other store operating expenses, partly offset by lower labor and general and administrative expenses.

     The Company reported that net cash provided by operating activities of $37.8 million was up sharply from $5.3 million in the first quarter of fiscal 2004, and slightly higher than net cash used for the purchase of property and equipment (capital expenditures) of $37.4 million. The increased cash provided by operations reflected increased levels of accounts payable from the relatively low levels at the end of fiscal 2004 as well as the higher reported net income. Capital expenditures were higher than the prior year's $29.7 million, primarily reflecting a greater number of new store openings in development for fiscal 2005.

     The Company repurchased 1.1 million shares of its common stock for approximately $39.9 million during the quarter, paid $5.4 million to shareholders in a quarterly dividend, and declared a 9% increase in the dividend


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CBRL Announces First-Quarter Results
Page 3
November 18, 2004


from $0.11 quarterly to $0.12 quarterly. As of the end of the first quarter, the Company had approximately 1.8 million shares remaining to be repurchased under previously disclosed authorizations.

     Commenting on the first-quarter results, CBRL Group, Inc. President and Chief Executive Officer Michael A. Woodhouse said, "We are pleased to report solid results for our first quarter despite a continuing challenging operating environment. We were able to achieve comparable store restaurant sales increases at Cracker Barrel throughout the first quarter following the decline in the previous quarter, and we had our sixth consecutive quarter of comparable restaurant sales growth at Logan's. These results came despite four hurricanes during the quarter in Florida and less than robust consumer sentiment. In addition, despite continued commodity pressures and significant costs related to the hurricanes, we delivered solid growth in net income per share and strong cash flow."

     The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Fiscal 2005 Earnings Guidance

     The Company's present guidance for diluted net income per share for the second quarter of fiscal 2005, which ends January 28, 2005, is for a percentage increase up to the low double digits compared to $0.57 per share in the second quarter of last year on a total revenue increase of approximately 7-8% (see discussion of "Potential Change in Accounting for Convertible Debt Securities" below for the potential impact on guidance and historical diluted net income per share of potential new accounting requirements). Earnings guidance reflects many assumptions, many of which cannot be known, including, very importantly, sales expectations. The Company presently expects comparable store restaurant sales for the full second quarter to be up approximately 1-3% at Cracker Barrel and up approximately 2-4% at Logan's. Comparable store retail sales at Cracker Barrel are presently expected to be down 0-2% compared with the year-ago quarter, reflecting an improvement from first-quarter trends anticipated as a result of planned merchandising and retail operations initiatives during the Christmas holiday shopping season. The Company presently expects operating income margins for the quarter to be down slightly from prior year, primarily reflecting the fact that the Company has not yet lapped the significant commodity cost increases that began late in the second quarter of the prior fiscal year, as well as higher expected advertising spending and utilities costs. The Company presently has an estimated 80% of its expected food purchases for the second quarter contracted with an overall expected percentage inflation on food purchases of approximately 5% from the second quarter of last year, primarily reflecting expectations for higher beef, pork and tomato prices. The Company


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CBRL Announces First-Quarter Results
Page 4
November 18, 2004

presently expects to open five new Cracker Barrel units in the second quarter, of which one has already opened, and five new Logan's company-operated units, of which one has already opened. In addition, one new franchised Logan's restaurant has already opened in the quarter.

     For the full year, the Company presently expects a percentage increase in diluted net income per share in the mid-teens above $2.31 in fiscal 2004 (excluding the settlement charge taken in the fourth quarter of last year), reflecting a high-single-digit percentage increase in total revenue and a full-year operating income margin that is approximately flat to the 8.0% of revenue recorded in fiscal 2004 (also excluding the effect of the settlement charge). (See discussion of "Potential Change in Accounting for Convertible Debt Securities" below for the potential impact on guidance and historical diluted net income per share of potential new accounting requirements). The Company's full-year guidance reflects less commodity inflation in the second half of the year than in the first half, and the Company reported that approximately 55% of its food cost purchases for the second half of the fiscal year are contracted. The Company is developing plans to address the impact of recently enacted minimum wage increases in certain states in which it operates. The estimated cost of the minimum wage increases is expected to be approximately $1.2-$1.3 million in the fourth quarter and substantially less than that in the third quarter, and these increases are reflected in the Company's current guidance.

Potential Change in Accounting for Convertible Debt Securities

     The Company announced that it is likely to be required to implement a change in accounting for convertible debt that would change its calculation of diluted net income per share. An accounting change is expected to be required as proposed under the Emerging Issues Task Force Issue Abstract No. 04-8 that would require the use of "if-converted" accounting for contingently convertible debt regardless of whether the contingency allowing debt holders to convert is met. Under present rules (SFAS 128, "Earnings Per Share"), contingently issuable shares are included as diluted shares outstanding only when the contingency is met. The present contingent conversion share price on the Company's convertible debt is $48.53 per share, and the Company's convertible notes may not actually be converted unless its common shares close at this price for 20 of the last 30 trading days of the present fiscal quarter. This contingent conversion price increases over time. Under the rule change, the Company would be required to include approximately 4.6 million shares in its diluted shares outstanding related to its convertible debt, and delete from net income the interest and financing cost associated with this debt, in calculating diluted net income per share. The rule is likely to require the Company to implement the change beginning in the second quarter of fiscal 2005 and to restate certain prior-period results to reflect the change as well. A table showing restated diluted net income per share for the full fiscal years of 2002, 2003 and 2004, and each quarter of fiscal 2004 and the first quarter of fiscal 2005 is included at the end of this press release. The restatement effect on fiscal 2004 is slightly less than previously estimated by the Company (restated fiscal 2004 diluted net income per share of $2.14 including the effect of the settlement charge compared with a previous estimate of $2.12). The Company noted that the change in accounting does not change the income statement or balance sheet for


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

CBRL Announces First-Quarter Results
Page 5
November 18, 2004


those affected periods nor does it have any economic effect, since the terms of the notes are unchanged. At the present time, the Company has not determined what response or change in policy, if any, it might undertake to offset any part of the dilutive effect of this accounting change.

     The impact on the Company's guidance for the second quarter and full year of fiscal 2005 is as follows. Including the effect of the accounting change, if required to be adopted, the Company presently expects diluted net income per share to be reduced by approximately three cents in each of the second and third quarters and approximately five cents in the fourth quarter. The effect on the fourth quarter of fiscal 2005 is expected to be slightly higher as the Company will have amortized fully the deferred financing costs on issuance of the convertible notes during the third quarter. Because prior-year diluted net income per share also must be reduced under the proposed accounting change, the Company expects its guidance of percentage growth in diluted net income per share compared with the prior year not to be affected materially.

Fiscal 2005 First-Quarter Conference Call

     The live broadcast of CBRL Group's quarterly conference call will be available to the public on-line at www.vcall.com or www.cbrlgroup.com today beginning at 11:00 a.m. (EST). The on-line replay will follow immediately and continue through November 24, 2004.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 510 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 115 company-operated and 21 franchised Logan's Roadhouse restaurants in 18 states.

     Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.
Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting (including but not limited to, accounting for convertible debt under EITF 04-8), tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise;
commodity, workers' compensation, group health and utility price changes; consumer behavior based on concerns over nutritional or safety aspects of the Company's products or restaurant food in general; competitive marketing and operational initiatives; the effects of plans intended to improve operational


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CBRL Announces First-Quarter Results
Page 6
November 18, 2004


execution and performance; practical or psychological effects of terrorist acts or war and military or government responses; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; disruptions to the company's restaurant or retail supply chain; changes in foreign exchange rates affecting the Company's future retail inventory purchases; the availability and cost of acceptable sites for development and the Company's ability to identify such sites; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company's goodwill in particular; increases in construction costs; changes in interest rates affecting the Company's financing costs; and other factors described from time to time in the Company's filings with the SEC, press releases, and other communications.


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CBRL Announces First-Quarter Results
Page 7
November 18, 2004


                                CBRL GROUP, INC.
                          CONSOLIDATED INCOME STATEMENT
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                                                     First Quarter Ended
                                                                        ------------------------------------------
                                                                         10/29/04            10/31/03       Change
                                                                        -----------         -----------     ------
Total revenue                                                           $   612,653         $  576,365        6%
Cost of goods sold                                                          199,842            185,900        7
                                                                        -----------         -----------
Gross profit                                                                412,811            390,465        6
Labor & other related expenses                                              226,189            214,303        6
Other store operating expenses                                              104,021             96,728        8
                                                                        -----------         -----------
Store operating income                                                       82,601             79,434        4
General and administrative                                                   33,929             33,417        2
                                                                        -----------         -----------
Operating income                                                             48,672             46,017        6
Interest expense                                                              2,095              2,223       (6)
                                                                        -----------         -----------
Pretax income                                                                46,577             43,794        6
Provision for income taxes                                                   16,302             15,634        4
                                                                        -----------         -----------
Net income                                                              $    30,275         $   28,160        8
                                                                        ===========         ===========
Earnings per share:
       Basic                                                            $      0.62         $      0.59        5
                                                                        ===========         ===========
       Diluted                                                          $      0.61         $      0.56        9
                                                                        ===========         ===========

Weighted average shares:
       Basic                                                                 48,712              48,122        1
       Diluted                                                               49,774              50,036       (1)

RATIO ANALYSIS
--------------
Net sales:
       Restaurant                                                              80.7%               79.2%
       Retail                                                                  19.2                20.7
                                                                        -----------         -----------
           Total net sales                                                     99.9                99.9
Franchise fees and royalties                                                    0.1                 0.1
                                                                        -----------         -----------
           Total revenue                                                      100.0               100.0
Cost of goods sold                                                             32.6                32.2
                                                                        -----------         -----------
Gross profit                                                                   67.4                67.8
Labor & other related expenses                                                 36.9                37.2
Other store operating expenses                                                 17.0                16.8
                                                                        -----------         -----------
Store operating income                                                         13.5                13.8
General and administrative                                                      5.6                 5.8
                                                                        -----------         -----------
Operating income                                                                7.9                 8.0
Interest expense                                                                0.3                 0.4
                                                                        -----------         -----------
Pretax income                                                                   7.6                 7.6
Provision for income taxes                                                      2.7                 2.7
                                                                        -----------         -----------
Net income                                                                      4.9%                4.9%
                                                                        ===========         ===========


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CBRL Announces First-Quarter Results
Page 8
November 18, 2004


                      CONSOLIDATED CONDENSED BALANCE SHEET
                                   (Unaudited)
                                 (In thousands)

                                                                                10/29/04          7/30/04
                                                                              ------------     ------------
Assets
Cash and cash equivalents                                                      $    16,957      $    28,775
Other current assets                                                               208,172          174,265
Property and equipment, net                                                      1,139,503        1,118,573
Goodwill                                                                            92,882           92,882
Other assets                                                                        24,614           20,367
                                                                              ------------     ------------
    Total assets                                                               $ 1,482,128      $ 1,434,862
                                                                              ============     ============

Liabilities and Stockholders' Equity
Current liabilities                                                            $   270,355      $   246,782
Long-term debt                                                                     206,520          185,138
Other long-term obligations                                                        127,711          122,695
Stockholders' equity                                                               877,542          880,247
                                                                              ------------     ------------
    Total liabilities and stockholders' equity                                 $ 1,482,128      $ 1,434,862
                                                                              ============     ============

                   CONSOLIDATED CONDENSED CASH FLOW STATEMENT
                                   (Unaudited)
                                 (In thousands)
                                                                                     First Quarter Ended
                                                                              ------------------------------
                                                                               10/29/04             10/31/03
                                                                              ----------           ---------
Cash flow from operating activities:
    Net income                                                                 $  30,275           $  28,160
    Depreciation and amortization                                                 16,179              15,191
    Loss on disposition of property and equipment                                    527                 238
    Accretion on zero-coupon notes                                                 1,382               1,338
    Net changes in other assets and liabilities                                  (10,521)            (39,669)
                                                                              -----------          ---------
        Net cash provided by operating activities                                 37,842               5,258
                                                                              -----------          ---------
Cash flows from investing activities:
    Purchase of property and equipment                                           (37,369)            (29,683)
    Proceeds from sale of property and equipment                                     184                 100
                                                                              -----------          ---------
       Net cash used in investing activities                                     (37,185)            (29,583)
                                                                              -----------          ---------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                     108,200             130,000
    Principal payments under long-term obligations                               (88,248)           (122,025)
    Proceeds from exercise of stock options                                       12,811              18,616
    Purchase and retirement of common stock                                      (39,873)                 --
    Dividends on common stock                                                     (5,365)                 --
    Other                                                                             --                (533)
                                                                              -----------          ---------
       Net cash (used in) provided by financing activities                       (12,475)             26,058
                                                                              -----------          ---------
Net (decrease) increase in cash and cash equivalents                             (11,818)              1,733
Cash and cash equivalents, beginning of period                                    28,775              14,389
                                                                              -----------          ---------
Cash and cash equivalents, end of period                                       $  16,957           $  16,122
                                                                              ===========          =========


CBRL Announces First-Quarter Results
Page 9
November 18, 2004

                                CBRL GROUP, INC.
                            Supplemental Information
                                   (Unaudited)

                                                                         As of             As of            As of
                                                                       10/29/04           7/30/04         10/31/03
                                                                     ------------      ------------     ------------
Common shares outstanding                                             48,322,751        48,769,368       48,885,387
                                                                     ============      ============     ============

Units in operation:
     Cracker Barrel                                                           509              504              484
     Logan's Roadhouse - company-owned                                        114              107              101
                                                                       -----------      ----------      -----------
     Total company-owned units                                                623              611              585
     Logan's Roadhouse - franchised                                            20               20               16
                                                                       -----------      ----------      -----------
     System-wide units                                                        643              631              601
                                                                       ===========      ==========      ===========

                                                                                      First Quarter Ended
                                                                                 -----------------------------
Total revenue in company-owned stores: (In thousands)                             10/29/04          10/31/03
                                                                                 ----------        -----------
     Cracker Barrel - restaurant                                                 $   408,413       $   383,311
     Cracker Barrel - retail                                                         117,911           119,439
                                                                                 -----------       -----------
     Cracker Barrel - total                                                          526,324           502,750
     Logan's Roadhouse                                                                85,800            73,209
                                                                                 -----------       -----------
     Total net sales                                                                 612,124           575,959
     Franchise fees and royalties                                                        529               406
                                                                                 -----------       -----------
     Total Revenue                                                               $   612,653       $   576,365
                                                                                 ===========       ===========

Operating weeks - company-owned stores:
     Cracker Barrel                                                                    6,573             6,268
     Logan's Roadhouse                                                                 1,439             1,281

Average comparable store sales - company-owned stores: (In thousands)
     Cracker Barrel - restaurant                                                 $     812.9       $     794.7
     Cracker Barrel - retail                                                           231.3             244.4
                                                                                 -----------       -----------
     Cracker Barrel - total                                                      $   1,044.2       $   1,039.1
                                                                                 ===========       ===========
     Logan's Roadhouse                                                           $     764.4       $     735.3
                                                                                 ===========       ===========

Capitalized interest                                                             $       181       $       124
                                                                                 ===========       ===========


            Effect of Potential Change in Accounting for Convertible
                         Debt Securities on Diluted EPS

                      Reported                                 Pro-forma
    Period           Diluted EPS           Dilution           Diluted EPS
    ---------------------------------------------------------------------
    FY05 Q1             $0.61               (0.03)               $0.58
    FY04 full year       2.25               (0.11)                2.14
    FY04 Q4              0.60               (0.03)                0.57
    FY04 Q3              0.52               (0.02)                0.50
    FY04 Q2              0.57               (0.03)                0.54
    FY04 Q1              0.56               (0.02)                0.54
    FY03 full year       2.09               (0.09)                2.00
    FY02 full year       1.64               (0.02)                1.62


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